Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 16, 2011 and the related Letter of Transmittal and any amendments or supplements thereto. Merger Sub (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Merger Sub will make a good faith effort to comply with that state statute. If, after a good faith effort, Merger Sub cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
International Coal Group, Inc.
at
$14.60 Net Per Share
Pursuant to the Offer to Purchase Dated May 16, 2011
by
Atlas Acquisition Corp.
a wholly owned subsidiary of
Arch Coal, Inc.

Atlas Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Arch Coal, Inc., a Delaware corporation (“Arch”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of International Coal Group, Inc., a Delaware corporation (“ICG”), at a purchase price of $14.60 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 16, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Merger Sub intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY
TIME, ON JUNE 14, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Arch and/or Merger Sub, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”), and (ii) the expiration or termination of any waiting period, and the receipt of any approval, in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, (the condition described in this clause (ii), the “HSR Condition”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 2, 2011, among Arch, Merger Sub and ICG (the “Merger Agreement”). The Merger Agreement provides, among other things, that after consummation of the Offer, Merger Sub will merge with and into ICG (the “Merger”), with ICG continuing as the surviving corporation and a wholly owned subsidiary of Arch. At the effective time of the Merger, each outstanding Share (other than any Shares owned by ICG, Arch, Merger Sub and any of their respective subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive the price per Share paid in the Offer, without interest (the “Offer Price”). The Merger Agreement is more fully described in Section 13 — “The Transaction Documents” of the Offer to Purchase.

The board of directors of ICG (the “ICG Board”) unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of ICG and its stockholders, (ii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law, and (iii) resolved to recommend that ICG’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Sub will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to 8:00 a.m., New York City time, on June 14, 2011 (or a later time to which Merger Sub, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the “Expiration Time”)). If any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, Merger Sub will extend the Expiration Time for an additional period or successive periods of up to five business days (or such longer period as the parties may agree) per extension until all of the conditions to the Offer are satisfied or waived. In addition, Merger Sub will extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) (or its staff) or the New York Stock Exchange. Furthermore, if the marketing period for the financing of the Offer has not ended on the last business day prior to any scheduled Expiration Time, Merger Sub may extend the Offer until the earlier of (i) the first business day after the final day of the marketing period or (ii) any business day before or during the marketing period as may be specified by Arch on no less than two business days’ prior notice to ICG. Finally, if at any scheduled Expiration Time, any condition to the Offer (other than the Minimum Condition) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, then Merger Sub may extend, and if requested by ICG, Merger Sub will extend, the Offer by periods of five business days, provided that the maximum number of days that the Offer may be extended in this manner shall be 20 business days. Merger Sub will also not be required to extend the Offer beyond August 2, 2011, except that, if the HSR Condition has not been satisfied by August 2, 2011, then this date will automatically be extended to November 2, 2011. However, Merger Sub does not have any obligation to extend the Offer beyond the date that is 20 business days after the date that all of the conditions to the Offer have been satisfied other than the Minimum Condition.

Any extension, termination or amendment of the Offer will be followed promptly by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Merger Agreement, Merger Sub will provide, if necessary or desirable to obtain at least 90% of the total outstanding Shares (determined on a fully-diluted basis), a “subsequent offering period” following the Expiration Time. If provided, a “subsequent offering period” will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a “subsequent offering period” is made available, (i) it will remain open for such period or periods as Merger Sub will specify of up to 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) Merger Sub will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Merger Sub may extend any initial “subsequent offering period” by any period or periods, provided that the aggregate duration of the “subsequent offering period” (including extensions thereof) is no more than 20 business days. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a “subsequent offering period”. A “subsequent offering period”, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. If Merger Sub provides or extends a “subsequent offering period”, Merger Sub will make a public announcement of such “subsequent offering period” or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior “subsequent offering period”.

Merger Sub also reserves the right to waive, in whole or in part, any of the conditions to the Offer and to increase the Offer Price, provided that ICG’s consent is required for Merger Sub to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the conditions to the Offer or impose conditions to the Offer that are different than or in addition to those set forth in Section 15 of the Offer to Purchase, (v) amend or waive the Minimum Condition, (vi) otherwise amend or modify any terms of the Offer in a manner that is, or could reasonably be expected to be, adverse to holders of Shares, or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

In order to take advantage of the Offer, a tendering stockholder must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to the Depositary, and either deliver the certificates representing the tendered Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase or (ii) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction. If Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, a tendering stockholder must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. If a tendering stockholder desires to tender Shares, and certificates evidencing such Shares are not immediately available, or if a tendering stockholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or cannot deliver all required documents to the Depositary prior to the expiration of the Offer, such tendering stockholder may tender Shares by following the procedures for guaranteed delivery set forth in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment tendered Shares when, as and if Merger Sub gives oral or written notice of Merger Sub’s acceptance to the Depositary. Merger Sub will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders. Under no circumstances will Merger Sub pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

In all cases (including during any “subsequent offering period”), Merger Sub will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Except as described in Section 4 of the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless theretofore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided in the Offer to Purchase. For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted before the release of such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 —

“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase at any time prior to the expiration of the Offer.

The exchange of Shares for cash pursuant to the Offer, during a “subsequent offering period” or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a “subsequent offering period” or pursuant to the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

ICG has provided to Merger Sub its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the information agent at its address and telephone numbers set forth below and will be furnished promptly at Merger Sub’s expense. Neither Arch nor Merger Sub will pay any fees or commissions to any broker or dealer or any other person (other than to the information agent, the dealer manager for the Offer and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free (877) 717-3922
Banks and brokers may call collect (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
(Call) Toll Free: 1-855-483-0952

May 16, 2011